Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES C PREFERRED STOCK

OF

QUEST SOLUTION, INC.

The undersigned, Gilles Gaudreault, hereby certifies that:

1.	He is the Chief Executive Officer of Quest Solution, Inc., a Delaware corporation (the “Corporation”).

2.	The Corporation is authorized to issue 25,000,000 shares of preferred stock, of which 1,000,000 shares are designated as Series A Preferred Stock and one share is designated as Series B Preferred Stock.

3.	The following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board”):

WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 25,000,000 shares, par value $0.001, issuable from time to time in one or more series;

WHEREAS, the Board is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 15,000,000 of the 25,000,000 shares of preferred stock which the corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

SECTION 1

DESIGNATION AND AUTHORIZATION

1.1. Designation. Such series of preferred stock is hereby designated as Series C Preferred Stock. Shares of Series C Preferred Stock have a par value of $0.001 per share. In accordance with the terms hereof, each share of Series C Preferred Stock shall have the same relative rights as, and be identical in all respects with, each other share of Series C Preferred Stock.

1.2. Authorization. The number of shares constituting Series C Preferred Stock shall be 15,000,000 shares.

SECTION 2

DIVIDEND AND DISTRIBUTION RIGHTS

(a) The holders of shares of Series C Preferred Stock, in preference to the holders of shares of Common Stock, $0.001 par value per share (the “Common Stock”), of the Corporation and of any other junior stock, shall be entitled to receive, out of funds legally available for the purpose, quarterly dividends at a rate of $0.06 per annum, payable quarterly in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Preferred Stock.

(b) Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty days prior to the date fixed for the payment thereof.

SECTION 3

CONVERSION RIGHTS

(a) Subject to and upon compliance with the provisions of this Section 3, the holders of the shares of Series C Preferred Stock shall be entitled, at their option, at any time, to convert all or any such shares of Series C Preferred Stock into a number of fully paid and non-assessable shares of Common Stock. Each share of Series C Preferred Stock shall convert into one (1) share of Common Stock.

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(b) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued Common Stock or out of Common Stock held in treasury, for the purpose of effecting the conversion of Series C Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Series C Preferred Stock.

SECTION 4

REDEMPTION

Series C Preferred Stock shall not be redeemable except as set forth in this Section 4.

The Corporation shall be entitled, at its option, at any time, to redeem all or any such shares of Series C Preferred Stock out of funds legally available therefor at a redemption price of $1.00 with no further action required on the part of the holders of Series C Preferred Stock. In case of any redemption of only part of the shares of Series C Preferred Stock at the time outstanding, the shares of Series C Preferred Stock to be redeemed shall be selected pro rata from the holders of record of Series C Preferred Stock in proportion to the number of Series C Preferred Stock held by such holders. The Series C holders shall be given written notice of any pending redemption and shall have five (5) business days to elect to convert all or any shares of their Series C Preferred Stock into Common Stock pursuant to Section 3(a) hereof in lieu of having their shares redeemed.

SECTION 5

VOTING RIGHTS

Except as otherwise provided by applicable law and in addition to any voting rights provided by law, the holders of outstanding shares of Series C Preferred Stock:

(a) shall be entitled to vote together with the holders of Common Stock as a single class on all matters submitted for a vote of holders of Common Stock;

(b) shall be entitled to one (1) vote per share of Series C Preferred Stock;

(c) shall have such other voting rights as are specified in the Certificate of Incorporation or as otherwise provided by Delaware law; and

(d) shall be entitled to receive notice of any stockholders’ meeting in accordance with the Certificate of Incorporation and By-laws of the Corporation.

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SECTION 6

LIQUIDATION

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each share of Series C Preferred Stock entitles the holder thereof to receive and to be paid out of the assets of the Corporation available for distribution, before any distribution or payment may be made to a holder of any other securities of the Corporation, an amount of one dollar ($1.00) plus any accrued and unpaid dividends thereon in funds consisting of cash or cash equivalents.

[Signature on following page]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officers to be effective the 17th day of June, 2016.

QUEST SOLUTION, INC.

By:	/s/ Gilles Gaudreault
Name:	Gilles Gaudreault
Title:	Chief Executive Officer

Attest:

By:	/s/ Joey Trombino
Name:	Joey Trombino
Title:	Secretary

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